Exhibit 10.1

EMPLOYEE SEPARATION AND RELEASE

This release confirms the terms of your separation from employment with EV Energy Partners, L.P. and EV Management, LLC (collectively referred to herein as the “Company”) and Insperity PEO Services, L.P (“Insperity”).

You agree and acknowledge that your employment relationship with the Company and Insperity shall end effective as of April 30, 2014.

You agree that you have been paid all wages, salary, bonuses, commissions, expense reimbursements, and any other amounts that you are owed, if any. You also agree that you have been paid what you are owed for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that you have been given all time off to which you were entitled under any policy or law, including, but not limited to, leave under the Family and Medical Leave Act.

The Company will make the following payments to you as additional compensation and as consideration for this release:

•	A one-time, lump sum separation payment of $700,000 less required withholdings, in connection with your separation from the Company and Insperity.

•	A one-time, lump sum payment of $25,000 less required withholdings, to pay for the costs of continuing your health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for a period of twelve months.

These payments will be made as soon as practicable but not later than forty-five (45) days after the expiration of the seven-day revocation period discussed below. You agree that these payments are something of value and that you are not already entitled to payment of this additional compensation. You agree that the additional compensation to be paid under this release is due solely from the Company and that Insperity has no obligation to pay the additional compensation, even though its payment may be processed through Insperity.

In addition to the additional compensation, the Company will repurchase your Class A Limited Partner Interest in EV Investors, L.P. in accordance with the terms of the underlying agreements regarding such Interest. Your EVEP phantom units and IBUs will automatically vest on January 15, 2015 in accordance with the award agreements.

You are solely responsible for any and all tax obligations or other obligations under federal and/or state law pertaining to the receipt of any payments set forth in this release, and you hereby agree to hold the Company and Insperity and their respective affiliates harmless from any and all liability relating to such obligations. You further agree to indemnify the Company, Insperity and their attorneys if any governmental authority seeks payment from the Company or Insperity for taxes, costs, assessments, penalties, damages, fees, or interest because of any nonpayment by you of the taxes for which you are or are determined to be, by any governmental authority, solely responsible.

In exchange for providing you with the additional compensation, you agree on behalf of yourself, your heirs, executors, successors and assigns that you irrevocably and unconditionally release, waive, and forever discharge the Company and Insperity, and all of their respective present and former parent companies, predecessors, successors, divisions, subsidiaries, and other affiliated companies, related companies and organizations, and their respective present and former insurers, agents, executives, managers, officers, directors, attorneys, stockholders, plan fiduciaries, assigns, representatives, employees, consultants, and all other persons or entities acting by, through or in concert with any of them (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, costs, attorneys’ fees, and all liabilities whatsoever, whether known or unknown, fixed or contingent, which you have, had, or may ever have against the Company, Insperity or the Released Parties relating to or arising out of your employment or separation from employment with the Company and Insperity, from the beginning of time and up to and including the date you execute this release. This release includes, without limitation, (i) law or equity claims, (ii) contract (express or implied) or tort claims, (iii) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, hostile work environment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Genetic Information and Nondiscrimination Act of 2008, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, the “Texas Commission on Human Rights Act” or Chapter 21 of the Texas Labor Code, or any other federal, state, or local laws of any jurisdiction), (iv) claims under any other federal, state, local, municipal, or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment, or anti-retaliation statute or ordinance, (v) claims arising under the Employee Retirement Income Security Act, or (vi) any other statutory or common law claims related to your employment or separation from employment with the Company and Insperity. You further represent that, as of the date of your execution of this release, you have not been the victim of any illegal or wrongful acts by the Company, Insperity or any of the Released Parties, including, without limitation, discrimination, retaliation, harassment, or any other wrongful act based on any legally protected characteristic.

You agree that this release does not alter any agreements or promises you made prior to or during your employment concerning intellectual property, or maintaining the confidentiality of the Company’s information. You understand that this release does not release any claims that you may have to vested benefits under any of the Company’s employee benefit plans.

You agree that you are the only person who is able to assert any right or claim arising out of your employment or separation from employment with the Company and Insperity except that in the event of your death during the period from April 30, 2014 until payment of the lump sum payments, your spouse, or in the event of her death, your heirs, will have rights to the lump sum payments. You promise that you have not assigned, pledged or otherwise sold such rights or claims, nor have you relied on any promises other than those contained in this release.

You agree that neither this release nor the payment of the additional compensation being offered to you for this release is an admission by the Company or Insperity or by you of any liability or unlawful conduct of any kind. You agree that the additional compensation being offered in exchange for your release of claims and rights is sufficient.

You agree that you do not desire and that you will not seek employment with either the Company or Insperity in the future, except for the case where your future employer merges or is acquired by either the Company or Insperity. Both the Company and Insperity have reserved the right to waive this restriction independent of each other.

You agree not to disparage the Company or to do anything that portrays the Company, its products or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks, comments or opinions, whether written or oral, about the Company as well as its shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, formulae, business processes, corporate structure or organization, and marketing methods. You have knowingly, voluntarily and intelligently waived any free speech or First Amendment rights under the United States Constitution to disclose, publish or communicate any disparaging remarks about the Company. You also understand and agree that you have had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with an attorney, and to consent to this clause and its terms knowingly and voluntarily.  The Company agrees that it will instruct its Board of Directors and Executive Officers not to, and it will not make any, public remarks, comments or opinions which disparage you.

You agree to return to the Company, before you sign this release, all property belonging to either the Company or Insperity. This would include, for example, documents, files, forms, customer information and lists, confidential business information, keys, computer equipment such as laptop computers and printers, electronic equipment, cell phones and similar handheld devices, pagers and Company-issued credit cards.

You agree to keep this release strictly confidential and not to discuss its terms with any person, except with your immediate family, tax preparers, and attorneys, provided that any person with whom you discuss the release also agrees to keep it confidential. You agree to assume responsibility for any such person’s confidentiality obligations.

Nothing in this release does or is intended to prevent you from pursuing any workers’ compensation benefits to which you may be entitled. Further, nothing in this release is intended to prevent you from filing a charge or claim with any governmental agency charged with investigating employment claims, including but not limited to the Equal Employment Opportunity Commission, or from participating in, cooperating with or providing truthful evidence in connection with an investigation being conducted by a governmental agency responsible for investigating employment claims, provided that such filing or participation does not give you the right to recover any monetary damages against the Company given your release of claims herein.

You agree that, if you violate the terms of this release, you will reimburse the Company, Insperity, and/or the Released Parties for any attorneys’ fees, costs, or other damages arising from your breach of the release, unless you are challenging your waiver of claims under the Age Discrimination in Employment Act. You agree that if any portion of this release is found to be unenforceable, the remainder of the release will remain enforceable.

Before signing this release, you should make sure that you understand what you are signing, what benefits you are receiving, and what rights you are giving up, including your rights under the Age Discrimination in Employment Act. You should also consult an attorney about the contents and meaning of this release before signing this release.

You agree that you were given a copy of this release on April 11, 2014 and that you have been given at least twenty-one (21) days to consider this release. In no event should this release be executed before April 30, 2014. The offer set forth in this release will expire if not executed by May 3, 2014. You must deliver or mail the timely executed release to

Karen D. Taylor

SVP Human Resources

EnerVest, Ltd.

1001 Fannin St., Suite 800

Houston, Texas 77002-6707

kdtaylor@enervest.net

Fax: 713-739-0785

If mailing, please use the attached self-addressed and stamped envelope. Also, after you have signed the release, you may revoke the release at any time within seven (7) days of your signing it by delivering written notice of your revocation via mail, fax or e-mail to Karen D. Taylor, whose contact information is set forth above.

Any modifications to this release do not become part of this release unless expressly agreed to in writing by you and the Company. Should any provision of this release be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms, or provisions of this release shall not be affected and such provisions shall remain in full force and effect. This release does not confer any right to any payment or benefit upon any other individual, and the terms of this release shall not create any right or expectation in any other individual that he or she is entitled to or will receive the same or a similar payment or benefit, except that in the event of your death during the period from April 30, 2014 until payment of the lump sum payments, your spouse, or in the event of her death, your heirs, will have rights to the lump sum payments. You represent and warrant that: (a) no other person or entity has or had any interest in the claims released herein, and (b) you have not assigned, transferred, conveyed, subjected to a security interest, or otherwise encumbered or impaired in any way, the claims released herein. This release may be executed in multiple counterparts.

This release sets forth the entire agreement between you, the Company and Insperity, and fully supersedes any and all prior oral or written agreements, promises, or understandings between or among the you, the Company and Insperity pertaining to the subject matter in this release, except as expressly stated herein. Further, you, the Company and Insperity acknowledge that neither you nor the Released Parties have relied on, or is relying on, any prior oral or written communications, agreements, promises, statements, inducements, understandings, or representations by the other party in entering into this release, and you and the Released Parties disclaim any reliance on any prior oral or written agreements, promises, inducements, understandings, or representations in entering into this release. Therefore, you understand that you are precluded from bringing any fraud or similar claim against the Released Parties associated with any such communications, agreements, promises, statements, inducements, understandings, or representations. The parties are entering into this release based on their own judgment.

If this release fully and accurately describes the complete agreement concerning your separation of employment and your agreement to release the Company, Insperity, and the Released Parties for any acts occurring prior to the date you sign this release, please confirm this agreement by signing and dating this release before a notary public. By signing this release, you agree that your waiver of rights and claims under this release is knowing and voluntary. You further confirm that you fully understand the benefits you are receiving and the rights and claims you are waiving under this release and that you have accepted those benefits and waived those rights and claims of your own free will.

This release was presented to Ronald J. Gajdica on April 11, 2014.

ACCEPTED AND AGREED TO:

/s/ Ronald J. Gajdica	April 30, 2014
Ronald J. Gajdica	Date

THE STATE OF	§
	§	ACKNOWLEDGMENT
COUNTY OF	§

THE STATE OF §

§ ACKNOWLEDGMENT

COUNTY OF §

This instrument was acknowledged before me on                                                       , 2014 by Ronald J. Gajdica.

Notary Public, State of
My Commission Expires:
Notary’s Name (Typed, Stamped or Printed)